EX-99.m.1 12b-1 PLAN

                                                                [EXHIBIT (m)(1)]


                                DISTRIBUTION PLAN
                                 [RETAIL CLASS]
                      FIRST AMERICAN INVESTMENT FUNDS, INC.

         WHEREAS, FIRST AMERICAN INVESTMENT FUNDS, INC. (the "Fund") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Directors of the Fund have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Fund and the owners of retail class shares of Common Stock ("Shareholders") in the Fund;

         NOW, THEREFORE, the Directors of the Fund hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

         Section 1. The Fund has adopted this retail class Distribution Plan ("Plan") to enable the Fund to directly or indirectly bear expenses relating to the distribution and shareholder servicing of retail class securities of the Portfolios listed on Exhibit A (each a "Portfolio") of which the Fund is the issuer.

         Section 2. The retail class of each Portfolio is authorized to pay the principal underwriter of the Fund's shares (the "Distributor") a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of .25% of the value of the average daily net assets of such class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Fund's Board of Directors. Until further action by the Board of Directors, all of such fee shall be designated and payable as a Shareholder Servicing Fee.

         Section 3.

         (a) The Shareholder Servicing Fee may be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts with respect to the retail class of the applicable Portfolios of the Fund. Compensation may be paid by the Distributor to persons, including employees of the Distributor, and institutions who respond to inquiries of holders of such retail class shares regarding their ownership of shares or their accounts with the Fund or who provide other administrative or accounting services not otherwise required to be provided by the Fund's investment adviser, transfer agent or other agent of the Fund.

         (b) The Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of retail class shares of the applicable Portfolios of the Fund and to pay for other advertising and promotional expenses in connection with the distribution of such retail class shares. These advertising a promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of such retail class shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of such retail class shares, including travel, entertainment, and telephone expenses.

         (c) Payments under the plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Fund's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the plan.

         (d) The Fund's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution and shareholder servicing activities.

         Section 4. This Plan shall not take effect with respect to a Portfolio until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the retail class shares of such Portfolio; and
(b) together with any related agreements, by votes of the majority of both (i) the Directors of the Fund and (ii) the Qualified Directors, cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

         Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Directors of the Fund, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated at any time with respect to any Portfolio by the vote of a majority of the Qualified Directors or by vote of a majority of the Portfolio's outstanding retail class voting securities.

         Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any Portfolio, without payment of any penalty, by the vote of a majority of the Qualified Directors or by the vote of Shareholders holding a majority of the Portfolio's outstanding retail class voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding retail class voting securities of the applicable Portfolio, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

         Section 10. As used in this Plan, (a) the term "Qualified Directors "shall mean those Directors of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 11. While this Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

         Section 12. This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

                      FIRST AMERICAN INVESTMENT FUNDS, INC.

                                    EXHIBIT A
                                       TO
                              PLAN OF DISTRIBUTION


EFFECTIVE DATES:
----------------

Portfolio                                           Effective Date
---------                                           --------------

Large Cap Value Fund                                April 2, 1991
Mid Cap Value Fund                                  April 2, 1991
Fixed Income Fund                                   April 2, 1991
Intermediate Tax Free Fund                          April 2, 1991
Intermediate Term Income Fund                       September 15, 1992
Equity Index Fund                                   September 15, 1992
Limited Term Income Fund                            September 15, 1992
Balanced Fund                                       September 15, 1992
Minnesota Intermediate Tax Free Fund                December, 31, 1993
Colorado Intermediate Tax Free Fund                 December, 31, 1993
Small Cap Growth Fund                               December, 31, 1993
Technology Fund                                     December, 31, 1993
International Fund                                  December, 31, 1993
Equity Income Fund                                  January 31, 1994
Large Cap Growth Fund                               January 31, 1994
Real Estate Securities Fund                         June 12,1995
Health Sciences Fund                                January 31, 1996
Oregon Intermediate Tax Free Fund                   August 5, 1997
California Intermediate Tax Free Fund               August 5, 1997
Small Cap Value Fund                                November 21, 1997
International Index Fund                            November 21, 1997
Tax Free Fund                                       July 24, 1998
Minnesota Tax Free Fund                             July 24, 1998
Mid Cap Growth Fund                                 July 24, 1998
Emerging Markets Fund                               July 24, 1998
Strategic Income Fund                               July 24, 1998
California Tax Free Fund                            February 1, 2000
Arizona Tax Free Fund                               February 1, 2000
Colorado Tax Free Fund                              February 1, 2000
Corporate Bond Fund                                 February 1, 2000



Agreements/FAIF Distribution Plan